Exhibit 99.1

Athenex Announces Agreement with ImmunityBio Regarding Dunkirk Manufacturing Facility

Buffalo, N.Y., JANUARY 12, 2022 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, announced today that it has entered into a definitive agreement for ImmunityBio, Inc. (NASDAQ: IBRX) to assume its leasehold interest in a manufacturing facility in Dunkirk, New York, and certain related assets for approximately $38 million, subject to adjustment at closing. Proceeds from the sale will be used to service the Company’s debt obligations and for other general corporate purposes.The transaction is subject to customary closing conditions and is expected to close in the first quarter of 2022.

Upon the closing, ImmunityBio will assume all capital expenditure and hiring obligations of Athenex pursuant to its agreements with New York State. Athenex will continue to operate its existing Athenex Pharmaceutical Division (APD) and Athenex Pharmaceutical Solutions (APS) divisions. Athenex has not assigned any of its rights to its corporate headquarters in Buffalo, New York and will retain all of its rights and obligations with respect to its corporate headquarters. ImmunityBio has entered into a preliminary agreement with Athenex to allow APS the ability to manufacture its 503B products at the Dunkirk facility and the parties plan to enter into a definitive preferred contract manufacturing agreement.

Jeffrey Yordon, Chief Operating Officer, President Athenex Pharmaceutical Division, said, “We are pleased to announce this agreement regarding the Dunkirk facility, which we believe will allow us to execute on our strategy and create value for the specialty pharmacy division of Athenex. We look forward to continuing our strong relationship with the Dunkirk team as a contract manufacturing partner. We believe this transaction is aligned with Athenex’s commitment to unlock value for its shareholders and will put Athenex in a better financial position to deliver on its goals in the upcoming year.”

Patrick Soon-Shiong, M.D., Executive Chairman of the Board of ImmunityBio commented, “We are pleased to expand our global manufacturing capacity of biologics and vaccines with the addition of this state-of-the-art facility to our ecosystem of manufacturing facilities. The Dunkirk facility will establish a global pandemic preparedness manufacturing plant for novel vaccines and immunotherapy products. We are looking forward to working with the Dunkirk community and State of New York to make western New York a global biotech manufacturing center.”

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform, and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Orascovery, based on P-glycoprotein inhibitor, (2) Src kinase inhibition, and (3) Cell therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: whether we close on the sale of our interest in the Dunkirk manufacturing facility and enter into a preferred contract manufacturing agreement with ImmunityBio, the development stage of our primary clinical candidates, including NKT Cell Therapy and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; our ability to scale our manufacturing and commercial supply operations for current and future approved products, and ability to commercialize our products, once approved; ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; risks related to our ability to successfully integrate the business of Kuur into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees, as well as differences in operations, cultures, and management philosophies that may delay successful integration and our ability to support the added cost burden of Kuur’s business; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and our need and ability to raise additional capital to continue as a going concern; uncertainties around our ability to enter into new financing agreements as we are unable to meet funding conditions under our existing financing agreements and access to capital thereunder; risks and uncertainties inherent in litigation, including purported stockholder class actions; risks and uncertainties related to the COVID-19 pandemic and its ongoing impact on our operations, supply chain, cash flow and financial condition; competition; intellectual property risks; uncertainties around our ability to successfully integrate acquired and merged businesses in a timely and cost-effective manner and to achieve synergies; risks relating to doing business internationally and in China; the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facilities as well as our ability to find alternative sources of supply to meet our obligations and requirements; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Investors

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com

Caileigh Dougherty

Athenex, Inc.

Email: cdougherty@athenex.com